UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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BLUE DOLPHIN ENERGY COMPANY

(Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2026

Explanatory Note

May 21, 2026

On May 11, 2026, Blue Dolphin Energy Company ("Blue Dolphin") filed a Definitive Proxy Statement (the "Proxy Statement") with the Securities and Exchange Commission (the "SEC") for its 2026 Annual Meeting of Stockholders to be held on Thursday, June 25, 2026 at 10:00 a.m. Central Time (the "Annual Meeting"). Due to a technical error on the part of Blue Dolphin, certain information contained in the Proxy Statement was not presented in its intended final form. Accordingly, Blue Dolphin is filing this supplement (the "Supplement") to amend and restate certain impacted sections of the Proxy Statement, including: (i) the letter to the stockholders, (ii) Proposal No. 4, (iii) Executive Officers, (iv) Corporate Governance and Board Matters —Audit Committee and —Compensation Committee, (v) Compensation Discussion and Analysis, (vi) Related Party Transactions, and (vii) Director Nomination and Stockholder Proposals by Stockholders for Annual Meeting of Stockholders.

If you have already submitted your proxy, or voted by telephone or Internet, you do not need to take additional action, unless you wish to revoke or change your vote.  If you wish to revoke or change your vote, you may do so by using the methods described in the Proxy Statement.  If you have not already submitted your proxy, or voted by telephone or Internet, you may do so by returning your proxy card or voting instruction form, to the extent you received hard copies of the proxy materials, or by voting over the telephone or Internet.

The Board continues to recommend that stockholders vote "FOR" the ratification of the independent registered public accounting firm as presented in Proposal No. 4, as well as the other proposals included in the Proxy Statement.  We encourage you to read and review the Proxy Statement and vote.  A proxy card and detailed voting instructions are included with the Proxy Statement.

This supplemental information should be read together with the Proxy Statement.

May 11, 2026

Dear Fellow Stockholders,

Throughout 2025, Blue Dolphin remained focused on operational discipline, cost management, and maximizing the value of our refining assets. Despite continued volatility in commodity markets, geopolitical uncertainty, and changing regulatory conditions, our team executed effectively and delivered meaningful year-over-year improvement in financial performance.  The progress we achieved during 2025 reflects the benefits of a consistent strategy centered on operational reliability, maintenance execution, and disciplined product slate optimization at our Nixon refinery.

Improved Financial Performance

For the twelve months ended December 31, 2025, Blue Dolphin generated total gross profit of $8.7 million, compared to $3.9 million for the same period in 2024. Net loss improved to $5.6 million, or $0.38 per share, for the full year of 2025 versus a net loss of $8.6 million, or $0.58 per share, for the full year of 2024. Consolidated earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) improved to positive $1.3 million for the full year of 2025 compared to negative EBITDA of $1.5 million for the full year of 2024.

Within our refinery operations segment, EBITDA improved to $2.9 million for the twelve months ended December 31, 2025 compared to negative EBITDA of $0.4 million for the same period in 2024. Refinery operations loss before income taxes improved significantly to $1.3 million for the full year of 2025 from $4.9 million for the full year of 2024.  These improvements were driven by stronger refining margins, disciplined cost controls, operational efficiency initiatives, and improved reliability across our operations.

Reconciliations of EBITDA to net income can be found within the press release announcing Blue Dolphin’s Full Year 2025 financial results: https://blue-dolphin-energy-company.ir.rdgfilings.com/press-release/.

Operational Execution and Reliability

Operational execution remained a key priority throughout 2025. In May, we successfully completed a planned 12-day turnaround at the Nixon refinery. In addition, we completed several targeted maintenance and infrastructure improvement projects during the year, including enhancements to the refinery’s flare gas system. These investments contributed to improved operating efficiency and supported our ability to better manage downtime, control operating costs, and respond to customer demand. Over the course of the year, we continued refining our product mix to capture market opportunities while maintaining a disciplined approach to throughput and margin management. The consistency of our operations during 2025 reflects the dedication and expertise of our people, whose commitment to safety, reliability, and operational excellence remains fundamental to our success.

Positioning for 2026

While challenges remain across the refining industry, we believe Blue Dolphin entered 2026 from a stronger operational and financial position than a year ago. We remain focused on improving refinery performance, maintaining cost discipline, enhancing operational reliability, and prudently managing capital. Our strategy continues to prioritize long-term value creation through safe and efficient operations, disciplined execution, and thoughtful investment in our core assets.

On behalf of the Board of Directors, I would like to thank our people for their hard work and commitment throughout the year, and our stockholders for their continued support and confidence in Blue Dolphin.

Sincerely,

Jonathan P. Carroll Chairman of the Board, Chief Executive Officer, and President

PROXY STATEMENT BLUE DOLPHIN ENERGY COMPANY

(4) RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For purposes of determining whether to select UHY as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2026, the Audit Committee conducted a thorough review of UHY’s performance to date. The Audit Committee considered:

■	UHY’s performance on previous audits, including the quality of the engagement team and the firm’s experience, client service, responsiveness, and technical expertise.
■	UHY's leadership, management structure, and client and employee retention.
■	UHY's financial strength and performance.
■	The appropriateness of the fees charged by UHY.

UHY has acted as our principal independent registered public accounting firm since 2002. We are asking our stockholders to ratify the selection of UHY as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of UHY to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether selecting another independent registered public accounting firm is appropriate. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Blue Dolphin and our stockholders.

A representative of UHY is expected to be available during the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if desired.

The below table reflects fees paid to UHY during the periods indicated:

	December 31,
	2025	2024
	(in thousands)

Audit fees	$327	$372
Audit-related fees	-	-
Tax fees	-	-

	$327	$372

Amounts billed but unpaid for each of the corresponding twelve months ended December 31, 2025 and 2024 totaled approximately $0.05 million and $0.09 million, respectively.  Audit fees for 2025 and 2024 related to the audit of our consolidated financial statements and the review of our quarterly reports that are filed with the SEC. The Audit Committee must pre-approve all audit and non-audit services provided to us by our independent registered public accounting firm.

Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

This table shows, as of the Record Date, the name and age of each executive officer, as well as their principal occupation during the past five (5) years:

Name	Position	Since	Age

Jonathan P. Carroll	Chairman of the Board Chief Executive Officer, President, Assistant Treasurer, and Secretary (Principal Executive Officer)	2014 2012	64

Bryce D. Klug	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)	2024	46

Bryce D. Klug was appointed Treasurer and Assistant Secretary of Blue Dolphin in September 2024.  Prior to Blue Dolphin, he served as a consultant at Nassau Bay Investments.  From 2021 to 2023, Mr. Klug served as a manager and then as Senior Manager for transactional advisory services at Grant Thornton LLP.  He was External Reporting Manager at Talos Energy, Inc. from 2019 to 2021 and Senior Manager of External Reporting at Noble Drilling from 2017 to 2019. He earned his Bachelor of Arts in Economics from the University of Michigan and a Masters in Accounting from Eastern Michigan University. He also holds a professional credential as a Certified Public Accountant (CPA).

CORPORATE GOVERNANCE AND BOARD MATTERS

Audit Committee

The Audit Committee consists of Messrs. Morris, Bailey, and Misra, with Mr. Morris serving as Chairman. During 2025, the Audit Committee met four (4) times. All members of the Audit Committee are independent under SEC and OTCQX rules and that each of Messrs. Morris, Bailey, and Misra qualifies as an Audit Committee Financial Expert. The Audit Committee’s duties include overseeing financial reporting and internal controls functions, among other matters. The Audit Committee’s written charter is available on our corporate website (https://www.blue-dolphin-energy.com/governance).

Compensation Committee

The Compensation Committee consists of Messrs. Morris, Bailey, and Misra, with Mr. Morris serving as Chairman. The Compensation Committee only meets by special meeting; the Compensation Committee did not meet during 2025. All members of the Compensation Committee are independent under SEC and OTCQX rules. The Compensation Committee’s duties include reviewing and determining executive compensation for Blue Dolphin. The Compensation Committee’s written charter is available on our corporate website (https://www.blue-dolphin-energy.com/governance).

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policies and Procedures

Fifth Amended and Restated Operating Agreement.  LEH operates and manages all Blue Dolphin assets pursuant to a Fifth Amended and Restated Operating Agreement dated April 1, 2026 (the “Fifth Amended and Restated Operating Agreement") between LEH, Blue Dolphin, and Blue Dolphin's subsidiaries. Services under the Fifth Amended and Restated Operating Agreement include personnel serving in a variety of capacities across all Blue Dolphin entities, including, but not limited to corporate executives. As a result, Blue Dolphin and its subsidiaries have no employees for reporting purposes.  All personnel are employed and paid by LEH.

Executive Compensation Clawback Policy.  Under Blue Dolphin's Clawback Policy, in the event Blue Dolphin is required to prepare an accounting restatement of its financial statements due to a material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined within the policy) received by any Covered Executive (as defined within the policy) during the three (3) completed fiscal years immediately preceding the date on which Blue Dolphin is required to prepare an accounting restatement. A copy of our Clawback Policy, which was adopted by the Board in March 2025, was filed as Exhibit 97.01 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation for Named Executives

Messrs. Carroll and Klug are Blue Dolphin's executive officers. However, as noted above under “Executive Compensation Policies and Procedures—Fifth Amended and Restated Operating Agreement," their remuneration is provided by LEH. Blue Dolphin pays LEH a management fee under the Fifth Amended and Restated Operating Agreement. The management fee represents 5% of all consolidated operating costs of Blue Dolphin and its subsidiaries, excluding crude costs, depreciation, amortization, and interest. During the twelve months ended December 31, 2025 and 2024, the management fee Blue Dolphin paid to LEH under the operating agreement totaled $1.0 million and $0.8 million, respectively. Also, as disclosed under “Related Party Transactions – Affiliate Agreements,” Mr. Carroll receives certain fees under various other affiliate agreements.

No named executive officers ("NEOs") received any perquisites or other personal benefits that exceeded the $10,000 threshold for disclosure, as required by the SEC.  Neither Messrs. Carroll nor Klug are subject to a contract, agreement, plan, or arrangement that provides for payment(s) following or in connection with any termination, including without limitation resignation, severance, retirement, constructive termination, change in control, or a change in their responsibilities.

Summary Compensation Table

Name and Principal Position	Year	Salary	Total

Jonathan P. Carroll	2025	$-	$-
Chief Executive Officer and President	2024	$-	$-
(Principal Executive Officer)

Bryce D. Klug	2025	$-	$-
Treasurer	2024	$-	$-
(Principal Financial and Accounting Officer)

Compensation Risk Assessment

LEH’s approach to compensation practices and policies applicable for non-executive personnel throughout our organization is consistent with the base pay market median for each position. LEH believes its practices and policies in this regard are not reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards

None.

Director Compensation Policy and Procedures

Although Mr. Carroll is a director of Blue Dolphin, his services as Chief Executive Officer are provided under the Fifth Amended and Restated Operating Agreement (see above under “Executive Compensation Policy and Procedures.”) Therefore, we do not have any directors that are also employed by Blue Dolphin. The Compensation Committee reviews and recommends to the Board for its approval all compensation for directors.

Compensation for Non-Employee Directors

For serving on the Board, non-employee, independent directors earn an annual cash retainer of $80,000 ($20,000 quarterly) and receive expense reimbursement, if any, for attending in-person meetings. Non-employee, independent directors who serve on the Audit Committee also earn additional cash compensation.  The Audit Committee chairperson earns an additional $2,500 in each of the second and fourth quarters of the year, for a total of $5,000 annually.  Audit Committee members earn an additional $1,250 in each of the second and fourth quarters of the year, for a total of $2,500 annually. Non-employee, independent directors who serve on the Compensation Committee do not earn any additional compensation.

Non-Employee, Independent Director Compensation

	For the Twelve Months Ended December 31, 2025
Name	Paid	Unpaid	Total
		(in thousands)

Christopher T. Morris	$43	$43	$86
Ryan A. Bailey	41	41	82
Amitav Misra	41	41	82

	$125	$125	$250

At December 31, 2025, Messrs. Morris, Bailey, and Misra had total awards of restricted Common Stock outstanding of 212,400, 198,050, and 204,141, respectively.

Pay Versus Performance

Although the following disclosure for principal executive officer ("PEO") and NEO pay are required by SEC rules, it is not reflective of how we or the Compensation Committee determine executive compensation for our executive officers, Messrs. Carroll and Klug. As noted above under "Executive Compensation Policy and Procedures,” Messrs. Carroll and Klug’s remuneration is provided by LEH under the Fifth Amended and Restated Operating Agreement. As a result, there is no applicable information to be provided pursuant to this table.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income

2025	$-	$-	$-	$-	$-	$-
2024	$-	$-	$-	$-	$-	$-

Compensation Committee Interlocks and Insider Participation

Only one of our directors, Mr. Carroll, also serves as an executive officer. Mr. Carroll does not serve on any of our standing committees.

None of our executive officers serve on the board of directors of another entity whose executive officers serve on our Board. None of our officers or LEH’s personnel, other than Mr. Carroll, participated in the deliberations of our Board or our Compensation Committee concerning executive officer or director compensation.

Family Relationships between Directors and Executive Officers

As of the Record Date, there were no relationships between any of our directors or executive officers and any other director or executive officer of Blue Dolphin.

Remainder of Page Intentionally Left Blank

RELATED PARTY TRANSACTIONS

As indicated herein, affiliate(s) refers, either individually or collectively, to certain related parties including: (i) Jonathan P. Carroll, Chairman of the Board and Chief Executive Officer of Blue Dolphin, and his affiliates including Ingleside Crude, LLC (“Ingleside”) and Lazarus Capital, LLC (“Lazarus Capital”) or (ii) LEH and its affiliates (the "Affiliates"). Together, Mr. Carroll and LEH owned approximately 84.4% of the voting power of our Common Stock as of the Record Date. LEH also operates and manages all Blue Dolphin properties, funds working capital requirements during periods of working capital deficits, guarantees certain of our third-party secured debt, and is a significant customer.  Blue Dolphin and certain subsidiaries are currently parties to various agreements with Affiliates. Related party transactions, including but not limited to those between Blue Dolphin or its subsidiaries and Affiliates, are reviewed quarterly by the Audit Committee to ensure the transactions are fair and reasonable and are presented fairly and accurately in Blue Dolphin's financial reports as filed with the SEC.

Affiliate Agreements

Financial and Operating Agreements. As of the Record Date, Blue Dolphin and certain subsidiaries, including Blue Dolphin Services Co., ("BDSC"), Lazarus Energy, LLC ("LE"), Lazarus Refining & Marketing, LLC ("LRM"), and Nixon Product Storage, LLC ("NPS"), were parties to the following financial and operating agreements with Affiliates:

Agreement/Transaction	Parties	Effective Date	Key Terms
Fifth Amended and Restated Operating Agreement	Blue Dolphin and subsidiaries LEH	04/01/2026	For LEH operation and management of all Blue Dolphin’s assets; 1-year term; expires 04/01/2027 or notice by either party at any time of material breach or 90 days Board notice; LEH receives management fee of 5% of all consolidated operating costs of Blue Dolphin and its subsidiaries, excluding crude costs, depreciation, amortization, and interest; LEH-provided services include personnel serving in a variety of capacities across all Blue Dolphin entities, including, but not limited to corporate executives such as the principal executive officer and principal financial and accounting officer; as a result, Blue Dolphin and its subsidiaries have no employees for reporting purposes; all personnel are employed and paid by LEH.
Amended and Restated Jet Fuel Sales Agreement	LE LEH	04/01/2023	Jet fuel sales by LE to LEH; 1-year automatic renewals; LEH lifts the jet fuel from LE as needed and sells it to the Defense Logistics Agency under preferential pricing terms due to LEH's HUBZone certification.
NPS Terminal Services Agreement	NPS LEH	11/01/2022	LEH pays NPS a tank rental fee of $0.2 million per month to store jet fuel at the Nixon facility; 1-year term; either party may cancel upon 60 days’ prior written notice.
Third Amended and Restated Master Services Agreement	LE Ingleside	03/01/2026	For storage of LE products intended for customer receipt by barge; LE pays Ingleside a tank rental fee of $0.1 million per month; the agreement expires 03/01/2027.
LE Amended and Restated Guaranty Fee Agreement	LE Jonathan P. Carroll	01/01/2023	Relates to payoff of LE $25.0 million Huntington Bank loan; as consideration for providing his personal guarantee, Mr. Carroll receives a cash fee equal to 2.00% per annum of outstanding principal balance owed under the LE Term Loan Due 2034.
NPS Guaranty Fee Agreement	NPS Jonathan P. Carroll	01/01/2023	Relates to payoff of NPS $10.0 million Greater Nevada Credit Union loan; as consideration for providing his personal guarantee, Mr. Carroll receives a cash fee equal to 2.00% per annum of outstanding principal balance owed under the NPS Term Loan Due 2031.
LRM Amended and Restated Guaranty Fee Agreement	LRM Jonathan P. Carroll	01/01/2023	Relates to payoff of LRM $10.0 million Huntington Bank loan; as consideration for providing his personal guarantee, Mr. Carroll receives a cash fee equal to 2.00% per annum of outstanding principal owed under the LRM Term Loan Due 2034.
Blue Dolphin Guaranty Fee Agreement	Blue Dolphin Jonathan P. Carroll	01/01/2023	Relates to payoff of Blue Dolphin $2.0 million Small Business Administration loan; as consideration for providing his personal guarantee, Mr. Carroll receives a cash fee equal to 2.00% per annum of outstanding principal balance owed under the Blue Dolphin Term Loan Due 2051.
Office Sub-Lease Agreement	BDSC LEH	09/01/2024	LEH office space in Houston, Texas; sub-lease executed 10/30/24; 24-month extension of prior office sub-lease agreement; term expires 08/31/2026; rent approximately $0.003 million per month.
Ground Lease Agreement	LEH NPS	07/01/2025	LEH pays NPS a ground storage fee of $0.015 million per month to store equipment at the Nixon facility; month-to-month with a 30 day's notice of cancellation requirement.
Related Party Netting Agreement	LEH LE	12/15/2025	LEH provided LE with an in-kind credit offset of $2.1 million under the Second Amended and Restated Affiliate Revolving Credit Agreement associated with refinery processing equipment construction in progress.

Debt Agreements.  As of the Record Date, Blue Dolphin and certain subsidiaries, including Blue Dolphin Pipe Line Company ("BDPL"), were parties to the following debt agreements with Affiliates:

Loan Description	Parties	Original Principal (in millions)	Maturity Date	Monthly Payment (in millions)	Interest Rate	Loan Purpose
Second Amended and Restated Affiliate Revolving Credit Agreement	Blue Dolphin and subsidiaries LEH and subsidiaries	$15.0 maximum	April 2027	Set-off against other obligations Borrower owes to Lender	WSJ Prime + 2.00%	Working Capital
Amended and Restated BDPL-LEH Loan Agreement	BDPL LEH	$4.0	April 2027	$0.25	12.00%	Working Capital

Covenants, Guarantees, and Security. The Amended and Restated BDPL-LEH Loan Agreement contains representations and warranties that we consider usual and customary for a credit facility of this type.  There are no financial covenants in the Amended and Restated BDPL-LEH Loan Agreement, but certain other customary business covenants are included. Certain BDPL property serves as collateral under the Amended and Restated BDPL-LEH Loan Agreement.

DIRECTOR NOMINATION AND STOCKHOLDER PROPOSALS BY STOCKHOLDERS FOR ANNUAL MEETING OF STOCKHOLDERS

Director Nominations and Proposals Process

We typically hold our annual meeting of stockholders in June of each year. We have tentatively set the 2027 Annual Meeting of Stockholders for June 24, 2027. Accordingly, stockholders should submit nominations and proposals in accordance with the guidance set forth below.

Stockholder Proposals and Director Nominations for This Year (2026)

We did not receive any stockholder proposals or director nominees by the applicable deadlines to be included in this proxy statement.

Stockholder Proposals and Director Nominations for Next Year (2027)

Proposals.  Based on SEC requirements, stockholders of record must submit stockholder proposals for inclusion in the printed proxy materials in writing to us at least one hundred and twenty (120) calendar days before the date we first mailed the previous year’s proxy statement. However, if the annual meeting date is changed by more than thirty (30) days from the previous year’s meeting date, then stockholders can submit their proposals a reasonable time before Blue Dolphin begins printing and mailing its proxy materials. Any stockholder proposal for the 2027 annual meeting must be sent to Blue Dolphin’s Corporate Secretary at 801 Travis Street, Suite 2100, Houston, Texas 77002. The deadline for receipt of a stockholder proposal to be included in the 2027 proxy statement is 5:00 p.m. Central Time on Thursday, March 18, 2027. If a timely proposal is received, the Board may exercise any discretionary authority granted by the proxies to be solicited on behalf of the Board in connection with the 2027 annual meeting.  We are not required to include stockholder proposals that do not meet all of the requirements established by the SEC in effect when the proposal is received.

Director Nominations.  Based on our Amended and Restated Certificate of Incorporation, stockholders of record must submit director nominations in writing to us at least ninety (90) calendar days before the anniversary date of the previous year’s annual meeting.  The written notice must be accompanied by the nominee's written consent to serve, as well as the name, age, business address, residential addresses, principal occupation, number of shares beneficially owned, and any other information required to be furnished by law with respect to any nominee for election to the Board. We are not required to include any stockholder proposal or stockholder director nominee that does not meet all of the requirements for inclusion established by the SEC in effect when the proposal is received.  (See “Corporate Governance and Board Matters – Nominating Committee” in this proxy statement for more information.)  Any stockholder director nominee for the 2027 annual meeting must be sent to Blue Dolphin’s Corporate Secretary at 801 Travis Street, Suite 2100, Houston, Texas 77002.  The deadline for receipt of a stockholder director nominee is 5:00 p.m. Central Time on Monday, April 19, 2027.  In addition, to comply with the universal proxy rules as to director nominees, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than Monday, May 17, 2027.